Protective Insurance Corporation	November 3, 2020
Unaudited Third Quarter Financial Statements	Investor Contact: John R. Barnett
investors@protectiveinsurance.com
(317) 429-2554

PROTECTIVE INSURANCE CORPORATION ANNOUNCES RESULTS FOR THE THIRD QUARTER AND NINE MONTHS

Carmel, Indiana, November 3, 2020—Protective Insurance Corporation (NASDAQ: PTVCA, PTVCB) today reported third quarter net income of $3.3 million, or $0.23 per share, which compares to net loss of $0.7 million, or $0.05 per share, for the prior year’s third quarter.  For the first nine months of 2020, net loss totaled $7.5 million, or $0.53 per share, which compares to net income of $3.6 million, or $0.24 per share, for the prior year period.

Highlights for the third quarter and first nine months of 2020 include:

•	Accident Year combined ratios were 100.0% for the third quarter of 2020 and 101.9% for the first nine months of 2020, an improvement of 7.0 points and 5.8 points over the comparative 2019 periods.

•
Book value per share increased $0.54 during the third quarter due to valuation gains on our investment holdings, including gains recognized through comprehensive income, and positive income from core business operations.  Book value per share was $24.18 at September 30, 2020.

•
Net premiums earned increased to $117.9 million in the third quarter of 2020 from $110.3 million in the third quarter of 2019, primarily as a result of rate increases, existing business exposure growth and new business policies sold in our independent contractor commercial automobile products.  For the first nine months of 2020, net premiums earned were $325.2 million compared to $335.9 million for the 2019 period.  The reduction reflects actions to improve underwriting profitability and the impact of the COVID-19 pandemic.

•
Realized and unrealized investment gains recognized through the statement of operations and comprehensive income were $7.6 million (pre-tax) for the third quarter of 2020.  For the first nine months of 2020, realized and unrealized investment losses totaled $10.5 million (pre-tax).

Jeremy Johnson, Protective’s Chief Executive Officer, said: “I am pleased with the sustained year over year improvement in our core business. Our trucking clients continue to see strong demand, driving our top line premium growth, and the team at Protective has executed well to balance necessary margin improvement with client retention and acquisition. We are well positioned to create value for all our stakeholders.”

Income from core business operations, before federal income tax, was $5.1 million for the third quarter of 2020 compared to a loss, before federal income tax, of $1.1 million during the third quarter of 2019.  Income from core business operations, before federal income tax, was $13.0 million for the first nine months of 2020 compared to a loss, before federal income tax, of $4.6 million for the 2019 period.

Net premiums earned for the third quarter of 2020 increased to $117.9 million, up 6.9% compared to the prior year period.  Net premiums earned for the first nine months of 2020 decreased to $325.2 million, down 3.2% compared to the prior year period.  The higher premiums in the third quarter of 2020 were primarily the result of increased premiums related to rate increases, existing business exposure growth and new business policies sold primarily in our independent contractor commercial automobile products.  The lower premiums for the first nine months of 2020 were primarily the result of declines in premiums within our commercial automobile products, specifically public transportation, as a result of COVID-19 due to a reduction in miles driven, which are the basis for premiums we receive, as well as an overall reduction in public transportation units insured.  The decline in public transportation was partially offset by increased premiums related to rate increases, existing business growth and new business policies sold primarily in our independent contractor commercial automobile products.

Underwriting operations produced an accident year combined ratio of 100.0% during the third quarter of 2020; an improvement when compared to an accident year combined ratio of 107.0% for the prior year period.  Excluding prior period development, the third quarter of 2020 accident year loss ratio was 71.6% which was a 5.2 point reduction from the third quarter 2019 loss ratio.  The reduction in the loss ratio and combined ratio reflects actions taken to improve underwriting results, including non-renewal of unprofitable business as well as significant rate increases in commercial automobile.  Given ongoing profitability challenges, we have discontinued writing new public transportation business effective the fourth quarter of 2020.

Prior period loss development was $0.3 million unfavorable for the quarter compared to $0.1 million unfavorable for the prior year quarter.  For the third quarter of 2020, we experienced unfavorable development in excess automobile liability and public transportation primarily for accident year 2018, partially offset by favorable loss development in our occupational accident line of business for accident years 2018 and 2019.

In our commercial automobile portfolio, we attained weighted average rate increases of 17.9% on premiums available for renewal during the third quarter of 2020. Including other lines of business, the rate change for the quarter totaled 8.0%, which is well above our view of loss cost trends and is contributing to our underwriting results improvement.

Commercial automobile products covered by our reinsurance treaties from July 3, 2013 through July 2, 2019 are subject to an unlimited aggregate stop-loss provision.  Currently each of these treaty years is reserved at or above the attachment level of these treaties.  For every $100 of additional loss, we are responsible only for our $25 retention.  Commercial automobile products covered by our reinsurance treaty from July 3, 2019 through July 2, 2020 are also subject to an unlimited aggregate stop-loss provision.  Once the aggregate stop-loss level is reached, for every $100 of additional loss, we are responsible for our $65 retention.  This increase in our retention compared to recent years reflects the combination of (1) a decreased need for stop-loss reinsurance protection resulting from a significant decrease in our commercial automobile subject limits profile, (2) a higher cost for this coverage and (3) our confidence in profitability improvements given the limit reductions and rate increases on our commercial automobile products.  Due to continued rate achievement in commercial automobile, significant improvements in mix of business and reductions to our limits profile, we have decided to non-renew this treaty for policies written on and after July 3, 2020.

Net investment income for the third quarter of 2020 decreased 18.2% to $5.5 million compared to $6.7 million in the prior year period.  The decrease reflected lower interest rates earned on cash and cash equivalent balances in the current period, partially offset by an increase in average funds invested compared to the third quarter of 2019.  Credit quality remains high with a weighted average rating of AA-, including cash.  For the first nine months of 2020, net investment income decreased 1.7% to $19.1 million, compared to $19.4 million during the 2019 period, reflecting similar impacts as seen for the quarter comparison of lower interest rates earned on cash and cash equivalent balances in the current period, partially offset by an increase in average funds invested resulting from positive cash flow, as well as the continued reallocation from equity investments into fixed income investments.

Book value per share as of September 30, 2020 was $24.18, a decrease of $1.33 per share during the first nine months of 2020, after the payment of cash dividends to shareholders totaling $0.30 per share. Book value per share was adversely impacted by total investment losses of $10.5 million ($8.3 million after tax, or $0.58/share), the impacts of the updated current expected credit loss (CECL) estimate of $17.0 million ($13.4 million after tax, or $0.95/share) and a deferred tax asset valuation allowance of $1.5 million ($0.11/share).

During the third quarter of 2020, total realized and unrealized investment gains (pre-tax) were $7.6 million.  The following table provides details related to our unrealized and realized investment gains (losses) during the three and nine months ended September 30, 2020:

	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2020
Net realized losses on investment, including impairments, within statements of operations	$(627)	$(9,970)
Net unrealized gains (losses) on equity securities and limited partnership investments within statements of operations	771	(7,026)
Net unrealized gains (losses) on fixed income securities recorded within other comprehensive income (loss)	7,494	6,484
Total realized and unrealized investment gains (losses) (pre-tax)	$7,638	$(10,512)

We recorded a $1.5 million valuation allowance on net deferred tax assets as of September 30, 2020, a reduction from an allowance of $2.4 million at June 30, 2020.  This reduction is a result of improvements in our investment portfolio as well as operational improvements during the quarter.  We considered several factors in assessing the realizability of our net deferred tax assets.  The allowance was primarily driven by the decline in investment values and corresponding tax impacts resulting in the reversal of deferred tax liabilities to deferred tax assets during the first nine months of 2020.  We have concluded that a valuation allowance is appropriate for our deferred tax assets not supported by either carryback availability or future reversals of existing taxable temporary differences. Because we have recorded a three-year cumulative net loss, we were not able to include future projected income in our analysis.  This valuation allowance does not change our positive outlook on future company results. As we return to profitability or realize appreciation in our equity and fixed income portfolios, our valuation allowance will be reduced or eliminated.  The valuation allowance does not limit our ability to use deferred tax assets in the future.

Our net income (loss), determined in accordance with U.S. generally accepted accounting principles (GAAP), includes items that may not be indicative of ongoing operations.  The following table reconciles income (loss) before federal income tax expense (benefit) to underwriting loss, a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
Income (loss) before federal income tax expense (benefit)	$3,327	$(1,019)	$(7,604)	$4,445
Less: Net realized gains (losses) on investments	(627)	1,141	(9,970)	1,468
Less: Net unrealized gains (losses) - equity securities and limited partnerships	771	(1,016)	(7,026)	7,573
Less: Corporate charges and CECL allowance adjustment included in Other operating expenses	(1,939)	–	(3,639)	–
Income (loss) from core business operations	$5,122	$(1,144)	$13,031	$(4,596)
Less: Net investment income	5,486	6,703	19,102	19,434
Underwriting loss	$(364)	$(7,847)	$(6,071)	$(24,030)

We use the term income (loss) from core business operations, a non-GAAP financial measure, which is defined as income (loss) before federal income tax expense (benefit) excluding pre-tax realized and unrealized investment gains and losses.  This financial measure is used to evaluate our operating performance.  It separates out the recognition of realized investment gains and losses, and occurrence of unrealized gains and losses, that are often driven by market changes in security valuations versus operating decisions.

The combined ratios and the components, as presented herein, are commonly used in the property/casualty insurance industry and are applied to our GAAP underwriting results.

Conference Call Information:

Protective Insurance Corporation has scheduled its quarterly conference call for Wednesday, November 04, 2020, at 11:00 AM EST to discuss results for the third quarter ended September 30, 2020.

To participate via teleconference, investors may dial 1-877-705-6003 (U.S./Canada) or 1-201-493-6725 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through November 11, 2020 by calling 1-844-512-2921 or 1-412-317-6671 and referencing passcode 13710813.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until May 4, 2021.  The webcast may be accessed directly at: http://public.viavid.com/index.php?id=141607.

Also available on the investor relations section of our web site is an investor presentation providing additional information to be reviewed in conjunction with our earnings call.  We have also made available complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q but do not include all of the information and footnotes as disclosed in the Company’s annual audited financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included.

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	September 30	December 31
	2020	2019
Assets
Investments [1]:
Fixed income securities (2020: $800,519; 2019: $783,047)	$851,937	$795,538
Equity securities	48,417	76,812
Limited partnerships, at equity	7,455	23,292
Commercial mortgage loans	11,087	11,782
Short-term [2]	1,000	1,000
	919,896	908,424
Cash and cash equivalents	90,425	67,851
Restricted cash and cash equivalents	10,117	21,037
Accounts receivable	94,820	111,762
Reinsurance recoverable	429,544	432,067
Other assets	91,109	86,306
Current federal income taxes	3,102	4,878
Deferred federal income taxes	5,810	2,035
	$1,644,823	$1,634,360

Liabilities and shareholders' equity
Reserves for losses and loss expenses	$1,054,457	$988,305
Reserves for unearned premiums	63,553	74,810
Borrowings under line of credit	20,000	20,000
Accounts payable and other liabilities	162,149	186,929
	1,300,159	1,270,044
Shareholders' equity:
Common stock-no par value	609	610
Additional paid-in capital	54,160	53,349
Accumulated other comprehensive income	14,185	9,369
Retained earnings	275,710	300,988
	344,664	364,316
	$1,644,823	$1,634,360

Number of common and common equivalent shares outstanding	14,253	14,279
Book value per outstanding share	$24.18	$25.51

1	2020 & 2019 cost in parentheses
2	Approximates cost

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
Revenues
Net premiums earned	$117,853	$110,288	$325,242	$335,931
Net investment income	5,486	6,703	19,102	19,434
Commissions and other income	1,469	2,716	5,020	6,761
Net realized gains (losses) on investments, excluding impairment losses	(39)	1,199	(8,924)	1,872
Impairment losses on investments	(588)	(58)	(1,046)	(404)
Net unrealized gains (losses) on equity securities and limited partnership investments	771	(1,016)	(7,026)	7,573
Net realized and unrealized gains (losses) on investments	144	125	(16,996)	9,041
	124,952	119,832	332,368	371,167
Expenses
Losses and loss expenses incurred	84,673	84,781	234,713	262,336
Other operating expenses	36,952	36,070	105,259	104,386
	121,625	120,851	339,972	366,722
Income (loss) before federal income tax expense (benefit)	3,327	(1,019)	(7,604)	4,445
Federal income tax expense (benefit)	46	(312)	(96)	869
Net income (loss)	$3,281	$(707)	$(7,508)	$3,576

Net income (loss) per share:
Basic	$.23	$(.05)	$(.53)	$.24
Diluted	$.23	$(.05)	$(.53)	$.24

Weighted average number of shares outstanding:
Basic	14,132	14,361	14,139	14,607
Dilutive effect of share equivalents	169	n/a	n/a	77
Diluted	14,301	14,361	14,139	14,684

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended
	September 30
	2020	2019
Net cash provided by operating activities	$43,091	$62,322
Investing activities:
Purchases of available-for-sale investments	(271,741)	(342,299)
Proceeds from sales or maturities of available-for-sale investments	185,200	183,261
Proceeds from sales of equity securities	47,171	19,408
Purchase of commercial mortgage loans	(410)	(2,746)
Proceeds from commercial mortgage loans	909	–
Distributions from limited partnerships	14,636	33,395
Other investing activities	(838)	(1,655)
Net cash used in investing activities	(25,073)	(110,636)
Financing activities:
Dividends paid to shareholders	(4,275)	(4,429)
Repurchase of common shares	(1,782)	(10,283)
Net cash used in financing activities	(6,057)	(14,712)

Effect of foreign exchange rates on cash and cash equivalents	(307)	402

Increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	11,654	(62,624)
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	88,888	170,811
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$100,542	$108,187

Financial Highlights (unaudited)
Protective Insurance Corporation and Subsidiaries
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019

Book value per share beginning of period	$23.64	$25.26	$25.51	$23.95
Book value per share end of period	24.18	25.33	24.18	25.33
Change in book value per share	$0.54	$0.07	$(1.33)	$1.38
Dividends paid	0.10	0.10	0.30	0.30
Change in book value per share plus dividends paid	$0.64	$0.17	$(1.03)	$1.68
Total value creation [1]	2.7%	0.7%	(4.0%)	7.0%

Return on average shareholders' equity:
Average shareholders' equity	340,351	365,423	354,490	359,771

Net income (loss)	3,281	(707)	(7,508)	3,576
Less: Tax valuation allowance recognized in net income (loss)	641	–	(1,535)	–
Less: Net realized and unrealized gains (losses) on investments, net of tax	114	99	(13,427)	7,142
Less: Corporate charges and CECL allowance adjustment included in Other operating expenses, net of tax [2]	(1,532)	–	(2,875)	–
Income (loss) from core business operations, net of tax	4,058	(806)	10,329	(3,566)

Return on net income (loss)	1.0%	(0.2%)	(2.1%)	1.0%
Return on income (loss) from core business operations, net of tax	1.2%	(0.2%)	2.9%	(1.0%)

Loss and LAE expenses incurred	$84,673	$84,781	$234,713	$262,336
Less: Prior period loss development	321	67	(5)	(1,589)
Loss and LAE expenses incurred, less prior period loss development	$84,352	$84,714	$234,718	$263,925
Net premiums earned	117,853	110,288	325,242	335,931
Accident year loss and LAE ratio	71.6%	76.8%	72.2%	78.6%

Other operating expenses	$36,952	$36,070	$105,259	$104,386
Less: Commissions and other income	1,469	2,716	5,020	6,761
Less: Corporate charges and CECL allowance adjustment [2]	1,939	–	3,639	–
Other operating expenses, excluding corporate charges and CECL allowance adjustment, less commissions and other income	$33,544	$33,354	$96,600	$97,625
Net premiums earned	117,853	110,288	325,242	335,931
Expense ratio	28.4%	30.2%	29.7%	29.1%

Accident year combined ratio [3]	100.0%	107.0%	101.9%	107.7%

Gross premiums written	$148,039	$137,145	$397,494	$433,191
Net premiums written	121,212	109,292	319,725	340,309

1	Total Value Creation equals change in book value plus dividends paid, divided by beginning book value.
2
Represents the corporate charges incurred in conjunction with the Board's review of a third party contingent sale agreement, activities of the special committee of the Board of Directors and a $1.5 million adjustment to our CECL allowance related to the PSG litigation matter.

3
The accident year combined ratio is calculated as ratio of losses and loss expenses incurred, excluding prior period development, plus other operating expenses excluding corporate charges, less commission and other income to net premiums earned.